UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

January 20, 2010

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-142188 (Commission File Number)	20-5653965 (IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(760) 727-1280

(Address, including zip code, and telephone number,
 including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

i

Item 1.01.  Entry into a Material Definitive Agreement

Senior Notes due 2014

Overview

On January 20, 2010, the registrant, DJO Finance LLC (“DJOFL”), an indirect wholly owned subsidiary of DJO Incorporated, and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”), issued $100.0 million aggregate principal amount of 10 7/8% senior unsecured notes due 2014 (the “Notes”), which mature on November 15, 2014, pursuant to an indenture, dated as of November 20, 2007 (the “Indenture”), among the Issuers, the guarantors party thereto and The Bank of New York Mellon, as trustee, governing the 10 7/8% senior unsecured notes due 2014 that were issued on November 20, 2007 (the “Existing Notes” and together with the Notes, the “Senior Notes”). The net proceeds of the issuance (excluding approximately $2.0 million of interest accrued from November 16, 2009 to January 19, 2010, which amount will be included in the interest payment we will make to noteholders on May 15, 2010, the first interest payment date), along with cash on hand, were used to repay $101.5 million aggregate principal amount of existing term loans under DJOFL’s senior secured credit facilities, dated as of November 20, 2007 (the “senior secured credit facilities”).

Interest on the Notes will be payable in cash on May 15 and November 15 of each year, commencing on May 15, 2010.  Interest will accrue from and including November 16, 2009, the first day of the current interest period of the Existing Notes.

The following is a brief description of the terms of the Notes and the Indenture.

Ranking

The Notes and the guarantees will be the Issuers’ and the guarantors’ unsecured senior obligations.  Accordingly, they will:

•                  be effectively subordinated in right of payment to all of the existing and future secured debt of the Issuers and the guarantors (including the senior secured credit facilities), to the extent of the value of the assets securing such debt;

•                  rank equally with all of the Issuers’ and guarantors’ unsecured senior indebtedness, including the $575.0 million existing notes; and

•                  rank senior in right of payment to all of the Issuers’ and guarantors’ subordinated indebtedness, including the $200.0 million senior subordinated notes.

In addition, the Notes will be structurally subordinated to all of the existing and future liabilities of DJOFL’s subsidiaries that do not guarantee the Notes.

Guarantees

The Notes will be guaranteed jointly and severally and on an unsecured senior basis by each of DJOFL’s existing and future direct and indirect wholly owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries or is an obligor under DJOFL’s senior secured credit facilities.

Optional Redemption

Except as described below, the Issuers are not entitled to redeem the Notes prior to November 15, 2011.

Prior to November 15, 2011, the Issuers may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium plus accrued and unpaid interest and additional interest, if any, to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2011, the Issuers may redeem the Notes, in whole or in part, at the redemption prices listed in the Indenture, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption.

In addition, until November 15, 2010, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price listed in the Indenture with the net cash proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes (as defined in the Indenture) that are Senior Notes issued under the Indenture after November 20, 2007 (excluding Senior Notes and Additional Notes held by the Issuers or its subsidiaries or affiliates of the Issuers) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, the Issuers must give holders of the notes an opportunity to sell to the Issuers some or all of their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The Indenture governing the Senior Notes contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to:

•  incur additional debt or issue certain preferred and convertible shares;

•  pay dividends on, redeem, repurchase or make distributions in respect of the capital stock or  make other restricted payments;

•  make certain investments;

•  sell certain assets;

•  create liens on certain assets to secure debt;

•  consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•  enter into certain transactions with affiliates; and

•  designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

The foregoing description of the Indenture is included to provide you with information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the First Supplemental Indenture, which is filed as Exhibit 4.1 hereto and the Indenture, which is filed as Exhibit 4.3 to the registrant’s Form 10-K for the fiscal year ended December 31, 2008, both of which are incorporated herein by reference.

Registration Rights Agreement

On January 20, 2010, the Issuers and the guarantors of the Notes entered into a registration rights agreement with respect to the Notes described above. In the registration rights agreement, the Company, DJO Finance Corporation and the guarantors of the Notes have agreed that they will (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the Notes for new notes guaranteed by the guarantors on a senior basis, with terms substantially identical in all material respects to the notes, or resales of the notes, and (ii) use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933, as amended.

The Issuers and the guarantors have agreed to use their reasonable best efforts to cause the exchange offer to be consummated or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the Notes.

If we fail to satisfy this obligation (a “registration default”), the annual interest rate on the Notes will increase by 0.25%.  The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate on the Notes.  If the registration default is corrected, the applicable interest rate on such Notes will revert to the original level.

If we must pay additional interest, we will pay it to the noteholders in cash on the same dates that we make other interest payments on the notes, until the registration default is corrected.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under the captions “Senior Notes due 2014” is incorporated by reference into this Item 2.03.

Item 8.01   Other Events

Amendment to the Senior Secured Credit Facilities

On January 14, 2010, DJOFL received lender approval for an amendment to its senior secured credit facilities allowing DJOFL to co-issue the Notes with DJO Finance Corporation and repay certain existing indebtedness without utilizing current debt incurrence capacity under the senior secured credit facilities.

Press Release

On January 14, 2010, the Company announced that it intended to offer the Notes described above.  The text of the press release is set forth as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Exhibit
Exhibit 4.1	First Supplemental Indenture, dated as of January 20, 2010, by and among the Issuers, the guarantors named therein and The Bank of New York Mellon, as Trustee.

Exhibit 4.2	Form of 10.875% Senior Notes due 2014.

Exhibit 4.3	Registration Rights Agreement, dated as of January 20, 2010, by and among the Issuers, the guarantors named therein and Credit Suisse Securities (USA) LLC.

Exhibit 10.1

Amendment No. 1, dated as of January 13, 2010, to the Credit Agreement dated as of November 20, 2007, among DJO Finance LLC (f/k/a ReAble Therapeutics Finance LLC), DJO Holdings LLC (f/k/a/ ReAble Therapeutics Holdings LLC), Credit Suisse AG (f/k/a/ Credit Suisse), as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the lenders from time to party thereto.

Exhibit 99.1	Press Release dated January 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

DJO FINANCE LLC
Date: January 21, 2010
	By:	/s/ Vickie L. Capps
	Name:	Vickie L. Capps
	Title:	Executive Vice President, Chief Financial Officer and Treasurer